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                                                             EXHIBIT 5.(II)

                          ALVERSON, TAYLOR, MORTENSEN
                                NELSON & SANDERS
                                    LAWYERS
                         7401 West Charleston Boulevard
                          Las Vegas, Nevada 89117-1401
                                 (702) 384-7000
                               Fax (702) 385-7000


                                January 26, 1998


Nevada Manhattan Mining Incorporated
5038 N. Parkway Calabasas, Suite 100
Calabasas, California  91302

     Re:  Organization and status of
          Nevada Manhattan Mining Incorporated
          Our File No.: 10177

     Nevada Manhattan Mining Incorporated ("Nevada Manhattan") has requested that we render this opinion as to the organization and good standing of the corporation in the state of Nevada. This opinion is only for the use of Nevada Manhattan to demonstrate the compliance of its corporation with applicable Nevada statutes governing the organization and status of corporations.

     We confirm the following:

     1) We do not have any financial interest in Nevada Manhattan or its assets other than fees for legal services performed by us, payment for which has been provided; and

     2) Other than as counsel for Nevada Manhattan, we have no interest in Nevada Manhattan and do not serve as a director, officer or an employee of the corporation. We have no undisclosed interest in the subject matters of this opinion.

     The opinions expressed herein are based on an analysis of existing Nevada statutes. uch opinions may be affected by actions taken or events occurring after the date hereof. We have not undertaken to determine, or to inform any person, whether any such actions or events are taken or occur. With the delivery of this opinion, our engagement with respect to the organization of Nevada Manhattan has concluded. In examining the documents and signatures presented to us, we have assumed the genuineness of all documents and signatures presented to us. We have not undertaken to independently verify the accuracy of the factual

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January 26, 1998


matters represented, warranted or certified therein. We have not been requested to investigate or verify, and have not investigated or verified, any records, data or other material relating to Nevada Manhattan or its financial condition and we have not assumed any responsibility, and we express no opinion, with respect thereto.

     This opinion is based on our knowledge and examination of the specific documents listed below, copies of which are attached hereto.

     1) Certificate of Existence with Status in Good Standing executed by the Secretary of State for the State of Nevada on November 19, 1997;

     2) Articles of Incorporation of Epic Enterprises Ltd., later known as Nevada Manhattan, filed on June 10, 1985;

     3)   Certificate  of  Amendment  to  Articles  of   Incorporation  of  Epic
          Enterprises Ltd. filed on September 11, 1987;

     4) Certificate of Amendment to Articles of Incorporation of Nevada Manhattan Mining Incorporated filed on October 26, 1987;

     5) Certificate of Amendment of Articles of Incorporation of Nevada Manhattan Mining Incorporated filed on May 12, 1995;

     6) Certificate of Amendment of Articles of Incorporation of Nevada Manhattan Mining Incorporated filed on August 31, 1995; and

     7) Certificate of Determination of Preferences of Series A Preferred Stock of Nevada Manhattan Mining Incorporated, pages 1 and 2 of 9 pages, filed on October 25, 1995.

The words "our knowledge" signify that in the course of our representation of Nevada Manhattan no facts have come to our attention that would give us actual knowledge or actual notice that any such opinions or other matters are not accurate. Except as otherwise stated in this opinion, we have undertaken no independent investigation or verification of such matters.

     Based on the foregoing, it is our opinion that:

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January 26, 1998

     1) Nevada Manhattan is a properly organized corporation under the applicable laws of the State of Nevada, see Items 2 and 3 above; and

     2) Nevada Manhattan is a corporation in good standing with the Secretary of State for the State of Nevada, see Item 1 above;

     This opinion is delivered to you pursuant to your request. This opinion may not be relied upon by any other party, nor may copies be delivered or furnished to any other party, nor may all or portions of this opinion be quoted, circulated or referred to in any other documents without our prior written consent.


                                             Sincerely,

                                             ALVERSON, TAYLOR, MORTENSEN,
                                             NELSON & SANDERS


                                             Erven T. Nelson